Exhibit 5.1

Telephone: 1-212-558-4000 Facsimile: 1-212-558-3588 WWW.SULLCROM.COM	125 Broad Street New York, New York 10004-2498 ______________________ los angeles • Palo Alto • washington, D.C. Brussels • Frankfurt • london • paris Beijing • Hong Kong • Tokyo Melbourne • Sydney

May 12, 2021

American International Group, Inc.,

175 Water Street,

New York, New York 10038.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”) of 23,990,667 shares (the “Securities”) of Common Stock, par value $2.50 per share, of American International Group, Inc., a Delaware corporation (the “Company”), issuable under the American International Group, Inc. 2021 Omnibus Incentive Plan (the “Plan”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Each Security has a related share purchase right (each, a “Right”) issuable pursuant to the Tax Asset Protection Plan, dated as of March 9, 2011 and amendments thereto on January 8, 2014, December 14, 2016 and December 11, 2019, all of which were ratified by the Company’s shareholders at the Company’s annual meetings of shareholders for 2011, 2014, 2017 and 2020, respectively (the “Tax Asset Protection Plan”), between the Company and Equiniti Trust Company, as Rights Agent (the “Rights Agent”).

Upon the basis of such examination, it is our opinion that:

(1)           When the registration statement relating to the Securities (the “Registration Statement”) has become effective under the Act, the terms and conditions of any award under the Plan (an “Award”) have been duly established in conformity with the Company’s certificate of incorporation and the Plan, and the Securities have been duly issued and sold as contemplated by the Registration Statement and the Plan, the Securities will be validly issued, fully paid and nonassessable.

(2)           Assuming that the Tax Asset Protection Plan has been duly authorized, executed and delivered by the Rights Agent, when the Registration Statement has become effective under the Act and the Securities have been validly issued and delivered in accordance with the Award and the Plan, the Rights attributable to the Securities will be validly issued.

American International Group, Inc.	-2-

In connection with our opinion set forth in paragraph (2) above, we note that the question whether the Board of Directors of the Company might be required to redeem the Rights at some future time will depend upon the facts and circumstances existing at that time and, accordingly, is beyond the scope of such opinion.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP